UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  11/17/2010

HCC Insurance Holdings, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  001-13790

Delaware	76-0336636
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

13403 Northwest Freeway
Houston, Texas 77040
(Address of principal executive offices, including zip code)

713-690-7300
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Leslie Stone Heisz, 49, and Deborah Hicks Midanek, 55, were both elected to the Board of Directors of HCC Insurance Holdings, Inc. on November 17, 2010.

Ms. Heisz will also serve on the Enterprise Risk Oversight Committee and the Investment & Finance Committee. Ms. Heisz is a retired investment banking and finance executive with over 20 years of investment banking experience. She was a managing director of Lazard Freres & Co. LLC from 2004 until April 2010, where she provided strategic financial advisory services for clients in a variety of industries. She joined Lazard in 2003 as a Senior Advisor. Ms. Heisz previously served as a managing director of Dresdner Kleinwort Wasserstein (and its predecessor Wasserstein Perella & Co.) from 1996 until 2002 and as a director from 1995 to 1996, where she specialized in mergers and acquisitions and leveraged finance and led the Gaming and Leisure Group and the Los Angeles office. Prior to 1995, Ms. Heisz served as a Vice President at Salomon Brothers Inc, where she developed the firm's industry-leading gaming practice, and as a senior consultant at Price Waterhouse, where she specialized in strategic information systems. Ms. Heisz is a director, chair of the Audit Committee and member of the Executive Committee of Ingram Micro (NYSE: IM). She previously served as a director of International Game Technology (NYSE: IGT) from 2003 until 2008, where she served successively as chair of the Audit Committee and then chair of the Nominating Committee. She also served as a member of the Board of Managers of Eldorado Resorts LLC from 1996 until 2008.

Ms. Midanek will also serve on the Enterprise Risk Oversight Committee and the Nominating & Corporate Governance Committee. Since 2004, Ms. Midanek has served as the President of Solon Group, a business development firm which provides turnaround services and strategic advice to organizations in transition. Previously, Ms. Midanek held several positions with Glass and Associates, Inc., a turnaround management firm, including President and Chief Operating Officer from 2003-2004, and Managing Principal from 2000-2003. Prior to that, she held various executive positions with AlixPartners, Inc., Solon Asset Management, L.P., Drexel Burnham Lambert, Inc. and Bankers Trust Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HCC Insurance Holdings, Inc.

Date: November 18, 2010	By:	/s/ Randy D. Rinicella
Randy D. Rinicella
Senior Vice President, General Counsel & Secretary